EXHIBIT 99.1

November 9, 2018

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Results for Second Quarter and Property Development

MIDLAND, TEXAS, 11/9/2018 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $28,407 for the quarter ending September 30, 2018, the Company’s second quarter of fiscal 2019. This compares to a net loss of $162,438 for the quarter ending September 30, 2017.

Operating revenues in the second quarter of fiscal 2019 were $714,508, a 15% increase from $619,088 for the second quarter of fiscal 2018.

Revenues from oil sales, accounting for approximately 71% of the Company’s oil and gas revenues, increased 29.6% during the second quarter of fiscal 2019 as compared to the second quarter of fiscal 2018. Revenues from gas sales, accounting for approximately 29% of the Company’s total oil and gas revenues, decreased 9.8% during the second quarter of fiscal 2019 as compared to the second quarter of fiscal 2018. The average sales price of oil and natural gas respectively for the quarter ending September 30, 2018 was $58.31 per barrel and $2.80 per Mcf compared to $45.10 per barrel and $2.72 per Mcf for the quarter ending September 30, 2017.

For the six months ended September 30, 2018, the Company reported net income of $36,451 compared to a net loss of $484,722 for the six months ended September 30, 2017. Operating revenues increased 14% to $1,463,519 for the six months ended September 30, 2018 from $1,286,772 for the same period of fiscal 2018.

During the first six months of fiscal 2019, Mexco participated with various percentage interests in the drilling of 32 horizontal wells with aggregate costs of approximately $540,000. Of these wells, 26 are in the Delaware Basin located in the western portion of the Permian Basin in Eddy and Lea Counties, New Mexico and six are located in Grady County, Oklahoma.

The first five of these wells in Lea County, New Mexico have been completed with initial average production rates per well of 1,552 barrels of oil, 2,075 barrels of water and 2,067,000 cubic feet of gas per day, or 1,896 barrels of oil equivalent per day per well. Mexco’s working interest in these wells is approximately 0.6%. These initial rates of production are not necessarily indicative of actual future rates of production.

The Company currently expects to participate in the drilling and completion of approximately 50 horizontal wells at an estimated aggregate cost of approximately $1,300,000 for the fiscal year ended March 31, 2019. The operators of these wells include Concho Resources, Inc., Marathon Oil Company, Mewbourne Oil Company, XTO Energy, Inc. and others. To date for the first six months, 50 wells have been drilled by other operators on Mexco’s various fractional royalty interests free of expense to Mexco.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2018. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.